OPERATING AGREEMENT

                                       of

                       WILLAMETTE FOODS MARKETPLACE, LLC,
                       an Oregon limited liability company



                       Dated effective as of March 3, 1996







                                    MEMBERS:

                              PML INVESTMENTS, LLC

                                       and

                             UNITED RESOURCES, INC.

                               OPERATING AGREEMENT

                                       OF

                        WILLAMETTE FOODS MARKETPLACE, LLC

         This OPERATING AGREEMENT (this "Agreement") is made and entered into effective as of March 3, 1996 (the "Effective Date"), by and among PML INVESTMENTS, LLC ("PML"), and UNITED RESOURCES, INC. ("United").

                                    AGREEMENT

         For and in consideration of the mutual covenants contained in this Agreement, the Members agree as follows:

1. ORGANIZATION OF COMPANY

         1.1 NAME

         The Members have formed a limited liability company (the "Company") under the laws of the State of Oregon. The name of the Company Willamette Foods Marketplace, LLC.

         1.2 CERTIFICATE OF FORMATION

         Articles of Organization for the Company (the "Certificate") were filed with the Secretary of State of the State of Oregon on February 26, 1996.

         1.3 TERM

         The Company shall commence as of the Effective Date of this Agreement and shall continue until December 31, 2046, unless earlier terminated and dissolved pursuant to Section 7.1 of this Agreement.

         1.4 REGISTERED AGENT

         The name and address of the initial registered agent of the Company are as follows:

                           Pamela M. Garcia
                           14555 S.W. Teal Blvd.
                           Beaverton, OR  97007

The registered agent may be changed by the Members from time to time by filing an amendment to the Certificate in accordance with the Oregon Limited Liability Act (or any successor statute) as amended from time to time (the "Act").

         1.5 PURPOSES AND NATURE OF BUSINESS

         The purposes of the Company shall be (a) to acquire, own, lease, and operate a retail grocery business located at 2000 8th Street, West Linn, Oregon 97068 (the "Location"), (b) to engage in any other lawful business activity permitted by the Act, and (c) to engage in all other acts and things necessary, proper or advisable to effect and carry out any purposes of the Company and to operate its business.

         1.6 DEFECTS AS TO FORMALITIES

         No  failure  to  observe  any   formalities  or  requirements  of  this
Agreement, the Certificate or the Act shall be grounds for imposing personal liability on the Members for liabilities of the Company.

         1.7 LIABILITY OF MEMBERS TO THIRD PARTIES; RELIANCE BY THIRD- PARTY CREDITORS

               1.7.1 LIABILITY OF MEMBERS

         Except as otherwise provided in the Act or in this Agreement, no Member shall be personally liable for any debt, obligation or liability of the Company, whether arising in contract, tort, or otherwise, solely by reason of being a Member of the Company.

               1.7.2 RELIANCE BY THIRD PARTIES

         This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assigns. Specifically (but not by way of limitation), this Agreement is not intended for the benefit of any creditor of the Company or any other person. Except to the extent provided by applicable statute, and then only to that extent, no such creditor or third party shall have any rights under this Agreement or under any other agreement between the Company and any Member, either with respect to any contribution to the Company or otherwise.

         1.8 DEFINED TERMS

         The definitions of certain terms used in this Agreement are set forth in Exhibit 1.8.

2. CAPITAL

         2.1 CAPITAL CONTRIBUTIONS

         Each Member initially shall contribute the respective amounts described on Exhibit 2.1 ("Initial Capital Contribution") and shall have the respective Membership Interests described on Exhibit 2.1. Members may make additional Capital Contributions at such times and in such amounts as shall be determined by a unanimous vote of the Members. Exhibit 2.1 shall be amended from time to time to reflect any transfers of Membership Interests, admissions of additional Members or the making of any additional non-pro rata Capital Contributions.

         2.2 COMPANY CAPITAL

         (a) No Member shall be paid interest on any Capital Contribution.

         (b) No Member shall have the right to withdraw, or receive any return of, its Capital Contributions, except as may be specifically provided in this Agreement. No Member shall have priority over any other Member, either as to the return of its Capital Contributions or as to profits, losses or distributions, except as otherwise specifically provided in this Agreement.

         (c) Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to receive property, other than cash, except as may be specifically provided in this Agreement.

         (d) A creditor who makes a nonrecourse loan to the Company will not, as a result of making such a loan, have or acquire at any time any direct or indirect interest in the profits, capital or property of the Company, except that if security is given for such a loan then the creditor may be a secured creditor.

         2.3 LOANS

         The Company may borrow money from any Member upon such terms and conditions as may be agreed by the Members. Unless otherwise agreed by a unanimous vote of all Members, no such loan shall increase the interest of the Member making the loan in the capital of the Company, or affect the Member's share of the Profits and Losses of the Company.

         2.4 MAINTENANCE OF CAPITAL ACCOUNTS

         The Company shall establish and maintain Capital Accounts with respect to each Member in accordance with the following:

         (a) Each Member's Capital Account shall be increased by (i) the Member's Capital Contributions, (ii) the Member's share of Profits as determined pursuant to Section 4.4 below, (iii) the amount of any Company liabilities assumed by the Member, and (iv) the amount of any Company liabilities that are secured by any property distributed to that Member.

         (b) Each Member's Capital Account shall be decreased by (i) the amount of cash and the value of any Company property (other than cash) distributed to that Member pursuant to any provision of this Agreement, (ii) the Member's share of Losses as determined pursuant to Section 4.4 below, (iii) the amount of any liabilities of the Member assumed by the Company, and (iv) the amount of any liabilities that are secured by any property contributed by the Member to the Company.

         (c) If the Company at any time distributes any of its assets in kind to any Member, the Capital Accounts shall be adjusted to account for that Member's allocable share (as determined under Section 4.4 below) of the Profits or Losses that would have been realized by the Company had it sold the assets that were distributed at their respective fair market values immediately prior to their distribution.

         (d) In the event of a transfer of all or a portion of a Member's Membership Interest in the Company in accordance with the terms of this Agreement, a transferee shall succeed to the Capital Account of the transferor in proportion to the percentage of the Member's Membership Interest transferred to that transferee.

         (e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with those Regulations.

3. MEMBER MANAGEMENT

         3.1 MEMBER MANAGED

         The business and affairs of the Company are to be managed by the Members; provided, however, that management of the business and affairs of the Company shall be vested in the Operating Member (as defined below) as described in Section 3.1.1 below, and certain major decisions described in Section 3.1.2 below shall require the approval of Members holding at least a specified percentage of the Membership Interests in the Company.

               3.1.1 APPOINTMENT AND AUTHORITY OF OPERATING MEMBER; TAX MATTERS MEMBER

         (a) Subject to limitations and restrictions set forth in Section 3.1.2, the Members hereby agree that PML (the "Operating Member") shall, until otherwise agreed by all of the Members, have the sole and exclusive right to manage the business and affairs of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. Consistent with and subject to the foregoing, the Operating Member shall have all of the rights and powers that may be possessed by a manager in a limited liability company with managers pursuant to the Act, and such rights and powers as are otherwise conferred by law or as may otherwise be necessary, advisable, or convenient to the performance or discharge of the Operating Member's duties under this Agreement and to the management of the business and affairs of the Company, including, without limitation, expending funds of the Company in furtherance of the Company's business, engaging such persons on behalf of and in the name of the Company as the Operating Member may deem necessary or advisable to effectuate and carry out the purposes and business of the Company, and executing, delivering, and performing on behalf of and in the name of the Company, and without the signature of any other Member, any agreement, document or instrument that the Operating Member may deem necessary or desirable to effectuate and carry out the purposes and business of the Company. Notwithstanding its appointment as Operating Member, PML shall not be required to devote its full time or attention to the business and affairs of the Company; provided, that its duties are discharged with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner that PML reasonably believes to be in the best interests of the Company.

         (b) PML shall act as tax matters member pursuant to Code Section 6231(a)(7). Any costs incurred by the tax matters member in the performance of its duties shall be reimbursed by the Company, or if the Company has dissolved, by the (former) Members, on a basis in proportion to the Members' respective Member Interests during the fiscal years at issue.

               3.1.2 RESTRICTIONS ON AUTHORITY OF MEMBERS

         (a) Neither the Operating Member nor any other Member shall have authority to do or take any of the following actions without the unanimous approval of all of the Members:

               (1) Amend or restate the Certificate or this Agreement;

               (2) Sell, exchange or otherwise dispose of or encumber all or substantially all of the assets of the Company;

               (3) Consolidate or merge the Company with any other entity;

               (4) File for bankruptcy by or on behalf of the Company;

               (5) admit any additional Members;

               (6)  Except  as   otherwise   provided  in  Section   4.3,   make
distributions of cash or other assets of the Company to one or more Members other than in proportion to their respective Membership Interests;

               (7) Incur any indebtedness in an amount exceeding $50,000 in any one instance (except in connection with refinancings and renewals of existing indebtedness that do not involve material increases in liability to the Company);

               (8) Acquire any land or other real property or any lease or other interest in land or other real property, in any case, material to the business of the Company (other than any easement, right-of way, or other similar interest reasonably necessary or desirable, in the opinion of the Operating Member, for the ownership or operation of the Company's business at the Location);

               (9) Demolish all or substantially all of the Company's existing leasehold improvements to the real property at the Location (the "Property");

               (10) Construct any improvements or make any capital improvements, repairs, alterations, or changes in or to the Property involving an expenditure in excess of $50,000 in any one instance; or

               (11) Execute any assignment, sublease or other arrangement involving the rental, use, or occupancy of the Property or any material part thereof for a term in excess of 12 months (other than in the ordinary course of business).

         (b) No Member (other than the Operating Member) shall have the authority to bind the Company unless duly authorized by the Operating Member in accordance with Section 3.1.3 or by all of the Members in accordance with this Agreement. Each Member shall indemnify, defend and hold harmless the Company and each of the other Members from and against any claims, losses or damages resulting from the taking of any action by such Member that is not authorized by this Agreement.

               3.1.3 DELEGATION BY OPERATING MEMBER

         The Operating Member may delegate certain actions or responsibilities, employ employees, hire agents and appoint officers to act on behalf of the Company.

               3.1.4 MEMBER MEETINGS

         The Members shall meet at the times and place as they may from time to time agree.

         3.2 COMPENSATION; EXPENSE REIMBURSEMENT

         The Operating Member shall be entitled to compensation for services rendered to the Company in connection with the management of the Company's business as provided on Schedule A attached hereto, or as may be unanimously approved by the Members. The Operating Member shall also be entitled to reimbursement from the Company for reasonable fees and expenses incurred for or on behalf of the Company or otherwise in connection with the performance of its duties hereunder.

         3.3 OTHER BUSINESS OF MEMBERS

         Except as otherwise may be required by the Act, the Members may engage in business ventures and activities of any nature and description, independently or with others and whether or not in competition with the business of the Company. Neither the Company nor any of the Members shall have any rights in or to the independent ventures and activities of other Members, or the income or profits derived therefrom, by reason of their acquisition of an interest in the Company or their status as Members.

         3.4 RIGHT OF COMPANY TO DEAL WITH MEMBERS OR AFFILIATES

         The Company may enter into agreements, contracts or arrangements with one or more of the Members or their affiliates pursuant to which that Member or affiliate provides financing, goods and/or services to the Company in connection with the Company's activities; provided, that either (a) the agreements, contracts or arrangements are (i) on terms no less favorable than the Company would obtain from an unaffiliated third party and, if such agreements, contracts or arrangements are material to the business of the Company, the material terms thereof are disclosed to all Members, or (b) the terms of such agreements, contracts or arrangements are unanimously approved by all of the Members.

4. DISTRIBUTIONS AND ALLOCATIONS

         4.1 DISTRIBUTIONS

         Except as otherwise provided in Section 4.3, distributions of cash or other assets of the Company shall be made at such times and in such amounts as may be unanimously agreed by the Members. Except as otherwise provided in
Section 4.3, any such distribution shall be made among the Members in proportion to the Membership Interest owned by each Member.


         4.2 LIMITATIONS ON DISTRIBUTIONS

         No distribution shall be made pursuant to Section 4.1 if, after the distribution is made (a) the Company would be unable to pay its debts as they become due or the (b) liabilities of the Company (other than liabilities for which recourse to creditors is limited to specific assets of the Company) would exceed the fair market value of the Company's assets (net of any liabilities to which those assets may be subject).

         4.3 TAX DISTRIBUTIONS

         Notwithstanding any limitations provided elsewhere in this Agreement, the Company shall, within 30 days after the close of each fiscal quarter of the Company, distribute to all Members the Estimated Tax Amount calculated for such fiscal quarter. Each Member's share of the Estimated Tax Amount shall be based upon such Member's proportionate share of the Company's taxable income allocated to such Member during the period to which the distribution relates. Any distributions made pursuant to this Section 4.3 shall apply against the amounts distributable to the Member pursuant to Section 4.1.

         4.4 ALLOCATION OF PROFITS AND LOSSES

         Profits and Losses for any fiscal year or other period shall be allocated among the Members in proportion to their respective Membership Interests.

5. INDEMNIFICATION

         5.1 INDEMNIFICATION

         To the fullest extent not prohibited by law, the Company shall indemnify and hold harmless each Member of the Company from and against any and all losses, claims, demands, costs, damages, liabilities (joint and several), expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, in which a Member may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to any business of the Company transacted or occurring while that Member was a Member, regardless of whether the Member continues to be a Member of the Company at the time any such liability or expense is paid or incurred.


         5.2 NONEXCLUSIVITY OF RIGHTS

         The indemnification provided by this Section shall be in addition to any other rights to which those indemnified may be entitled under any agreement or vote of the Members, as a matter of law or equity or otherwise, and shall continue as to a Member who has ceased to serve in that capacity, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Member so indemnified.

         5.3 INDEMNIFICATION OF OFFICERS, EMPLOYEES AND AGENTS

         The Operating Member may cause the Company to indemnify and advance expenses to any officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify, and advance expenses, to Members under this Section 5.

         5.4 INSURANCE

         The Company may maintain insurance, at its expense, to protect itself and any Member, or officer, employee or agent of the Company against any expense, liability or loss whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.

6. TRANSFERS OF COMPANY INTERESTS

         No Member may sell, assign, transfer, pledge or otherwise encumber such Member's Membership Interest in the Company without the unanimous consent of the remaining Members.

7. DISSOLUTION OF COMPANY; SPECIAL WITHDRAWAL RIGHT

         7.1 EVENTS CAUSING DISSOLUTION

         The Company shall dissolve upon the happening of any of the following events:

                   (i) the Bankruptcy, death, withdrawal, removal or adjudication of incompetence of a Member unless the remaining Members, within 120 days of that event, unanimously agree to continue the Company and, in the event there are fewer than two remaining Members, admit a new Member;

                   (ii) the sale or other  disposition  of all or  substantially all of the assets of the Company and the collection of all proceeds from that sale or disposition;

                   (iii) the vote of all Members to dissolve the Company; or



                   (iv) the  expiration of the term of the Company  specified in
               Section 1.3 above.

         7.2 LIQUIDATION

                  (a) Upon a dissolution of the Company, the Operating Member or a court-appointed trustee (the "Liquidator") shall take full account of the Company's assets and liabilities and the Company's property shall be liquidated as promptly as is consistent with obtaining its fair value. The proceeds from the liquidation, to the extent they are sufficient, shall be applied and distributed in the following order and priority:

                   (i) First, to the payment and discharge of all of the Company's debts and liabilities (including those to any Members), including the establishment of any necessary reserves; and

                   (ii) Thereafter, any remaining property and assets of the Company shall be distributed among the Members in accordance with their positive Capital Account balances.

                  (b) The Capital Account balances of each Member shall be appropriately adjusted before any distributions are made pursuant to this
Section 7.2, to reflect sales or other dispositions by the Company giving rise to Capital Account adjustments and to reflect the Capital Account adjustments provided elsewhere under this Agreement. Profits and Losses resulting from a liquidation, if any, shall be allocated among the Members as provided for in
Section 4.4. If any assets of the Company are to be distributed in kind, those assets shall be distributed to the Members in the percentages of ownership that reflect the percentage shares of cash that would have been distributed to each pursuant to this Section 7.2 had the asset been sold at its fair market value.

                  (c) Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, including the return of a Member's Capital Contributions and a Member's share of cash, and shall have no recourse therefor, upon dissolution or otherwise, against the Company or any other Member. No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

         7.3 DEFICIT CAPITAL ACCOUNTS

         Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that a deficit, if any, in the Capital Account of any Member results from or is attributable to (a) deductions and losses of the Company (including non-cash items such as depreciation), or (b) distributions of money pursuant to this Agreement to all Members, upon dissolution of the Company that deficit shall not be an asset of the Company and that Member shall not be obligated to contribute that amount to the Company to bring the balance of that Member's Capital Account to zero.

8. BOOKS, RECORDS AND ACCOUNTING

         8.1 BOOKS AND RECORDS

         The Operating Member shall maintain records and accounts of all operations and expenditures of the Company.

         8.2 ACCOUNTING

         The Company's fiscal year shall be the calendar year. Capital Accounts and the books of record shall be accounted for using generally accepted accounting principles. For purposes of filing Federal and State income tax returns, the Company shall be treated as a partnership and accounted for subject to Subchapter K of the Code and the regulations promulgated thereunder.

9. AMENDMENT

         This Agreement may be amended, restated or modified from time to time only by a written instrument unanimously adopted by the Members. No Member shall have any vested rights in this Agreement that may not be modified through an amendment to this Agreement.

10. MISCELLANEOUS

         10.1 FURTHER ASSURANCES

         Each party agrees, at the request of any other party, at any time and from time to time after the date hereof, promptly to execute and deliver all such further documents, and promptly to take and forbear from all such action, as may be reasonably necessary or appropriate in order to more effectively confirm or carry out the provisions of this Agreement.


         10.2 GOVERNING LAW

         The parties intend that this Agreement shall be governed by and construed in accordance with the laws of the State of Oregon applicable to contracts made and to be wholly performed within Oregon by persons domiciled in Oregon.

         10.3 CONSTRUCTION

         Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

         10.4 HEADINGS

         The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

         10.5 EXHIBITS AND SCHEDULES

         Exhibits 1.8 and 2.1 and Schedule A are attached to and by this reference made a part of this Agreement.

         10.6 AMENDMENT; WAIVER

         This Agreement may not be amended except in writing executed by the parties. No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing signed by the waiving party. No failure by any party to insist upon the strict performance of any provision of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach, of such provision or of any other provision. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement or a waiver of such provision with respect to any subsequent breach, unless expressly provided in writing.

         10.7 HEIRS, SUCCESSORS AND ASSIGNS

         Each and all of the covenants, terms, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

         10.8 ATTORNEYS' FEES

         If any suit or action arising out of or related to this Agreement is brought by any party, the prevailing party or parties shall be entitled to recover the costs and fees (including, without limitation, reasonable attorneys' fees, the fees and costs of experts and consultants, copying, courier and telecommunication costs, and deposition costs and all other costs of discovery) incurred by such party or parties in such suit or action, including without limitation any post-trial or appellate proceeding, or in the collection or enforcement of any judgment or award entered or made in such suit or action.

         10.9 SEVERABILITY

         Any provision of this Agreement that is deemed invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining provisions of this Agreement.

         10.10 NOTICES

         All notices, requests, demands or other communications required or permitted to be given under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by telex, facsimile, or other telecommunication device capable of transmitting or creating a written record; or personally. Mailed notices shall be deemed delivered five (5) days after mailing, properly addressed. Couriered notices shall be deemed delivered on the date that the courier warrants that delivery will occur. Telex or telecommunicated notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Unless a party changes its address by giving notice to the other party as provided herein, notices shall be delivered to the parties at the following addresses:

         If to PML:            PML Investments, LLC
                               14555 SW Teal Blvd.
                               Beaverton, OR  97007
                               Facsimile No.:  (503) 579-3426
                               Attention:  Pamela M. Garcia

         If to United:         United Resources, Inc.
                               6433 SE Lake Road
                               Milwaukie, OR  97222
                               Facsimile No.:  (503) 833-1962
                               Attention:  George P. Fleming


         10.11 EXIT STRATEGIES AND CAPITAL CALLS

         The Members agree to negotiate in good faith to agree upon and execute, on or before April 30, 1996, (1) the terms of additional capital contributions and (2) a buy-sell agreement or other "exit strategy" with respect to their interests in the Company, which may address, among other matters, the possible purchase and sale of interests in the Company in the event of deadlock, or on the Bankruptcy or dissolution of a Member, or on the death of certain principal owners of the controlling entities of the Members.

         10.12 COUNTERPARTS

         This Agreement may be executed by the parties in separate counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.







                      [This space intentionally left blank]

         IN WITNESS WHEREOF, the undersigned have executed this OPERATING AGREEMENT as of the date first above written.

                              PML INVESTMENTS, LLC


                              By
                                 -----------------------------------------------
                              Name:
                              Title:

                              UNITED RESOURCES, INC.


                              By
                                 -----------------------------------------------
                              Name:
                              Title:

                                   EXHIBIT 1.8

                                  DEFINED TERMS

         The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Exhibit A. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.

         "Act" means the Oregon Limited Liability Company Act, and any successor statute, as amended from time to time.

         "Agreement" means this Operating Agreement as originally executed and as amended or restated from time to time.

         "Bankruptcy" means, "bankruptcy" as defined in ORS 63.001(3).

         "Capital Account," with respect to any Member, means the account maintained with respect to a Member determined in accordance with Section 2.4.

         "Capital Contribution" means, with respect to any Member, the amount of money and the initial fair market value of any property or the fair market value of services contributed or to be contributed to the Company with respect to the interest in the Company held by such Member.

         "Certificate" means the Articles of Organization of the Company as filed with the Secretary of State of Oregon as the same may be amended or restated from time to time.

         "Code" means the Internal Revenue Code of 1986, as amended, from time to time, or any corresponding provision or provisions of any succeeding law and any reference to a Section of the Code shall be deemed to include a reference to any successor provision thereto.

         "Estimated Tax Amount" means the amount equal to the highest federal and state statutory marginal tax rate for individuals for a given taxable year multiplied by the taxable income allocable to the Members for the applicable fiscal quarter pursuant to Section 4.4.

         "Majority Interest" means greater than fifty percent (50%) of the Membership Interests of all of the Members.

         "Member" (collectively, "Members") means each of the parties who executes a counterpart of this Agreement and any successors or assigns admitted as members pursuant to this Agreement.

         "Membership Interest" means the basic share of limited liability company interest entitling the holder thereof to all rights and benefits of a Member under this Agreement.

         "Profits" and "Losses" means, for each fiscal year (or other period), an amount equal to the Company's taxable income or loss for such fiscal year (or other period), determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                   (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss; and

                   (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss.

         "Regulations" means temporary and final income tax regulations promulgated under the Code in effect as of the date of filing the Articles and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations, from time to time.

                                   EXHIBIT 2.1
                              INTERESTS OF MEMBERS

                                   Initial                       Membership
                             Capital Contributions                Interest
                             ---------------------                --------
PML Investments, LLC               $204,000                          51%
United Resources, Inc.             $196,000                          49%

                                   SCHEDULE A

                      MANAGEMENT FEE SCHEDULE -- WILLAMETTE

         PML shall be paid a monthly management fee for services rendered by PML directly to the Company equal to 1.25% of the annual gross sales of the Company.

                                    CONTENTS

 1.       Organization of Company ...........................................................    1

            1.1        Name .................................................................    1

            1.2        Certificate of Formation .............................................    1

            1.3        Term .................................................................    1

            1.4        Registered Agent .....................................................    1

            1.5        Purposes and Nature of Business ......................................    2

            1.6        Defects as to Formalities ............................................    2

            1.7        Liability of Members to Third Parties;
                       Reliance by Third-Party Creditors ....................................    2

                 1.7.1      Liability of Members ............................................    2

                 1.7.2      Reliance by Third Parties .......................................    2

            1.8        Defined Terms ........................................................    2

 2.       Capital ...........................................................................    3

            2.1        Capital Contributions ................................................    3

            2.2        Company Capital ......................................................    3

            2.3        Loans ................................................................    3

            2.4        Maintenance of Capital Accounts ......................................    3

 3.       Member Management .................................................................    4

            3.1        Member Managed .......................................................    4

                 3.1.1      Appointment and Authority of Operating
                            Member; Tax Matters Member ......................................    5

                 3.1.2      Restrictions on Authority of Members ............................    5

                 3.1.3      Delegation by Operating Member ..................................    7

                 3.1.4      Member Meetings .................................................    7

            3.2        Compensation; Expense Reimbursement ..................................    7

            3.3        Other Business of Members ............................................    7

            3.4        Right of Company to Deal With Members or
                       Affiliates ...........................................................    7

 4.       Distributions and Allocations .....................................................    8


                                        i

            4.1        Distributions ........................................................    8

            4.2        Limitations on Distributions .........................................    8

            4.3        Tax Distributions ....................................................    8

            4.4        Allocation of Profits and Losses .....................................    8

 5.       Indemnification ...................................................................    8

            5.1        Indemnification ......................................................    8

            5.2        Nonexclusivity of Rights .............................................    9

            5.3        Indemnification of Officers, Employees and
                        Agents ...............................................................    9

            5.4        Insurance ............................................................    9

 6.       Transfers of Company Interests ....................................................    9

 7.       Dissolution of Company; Special Withdrawal Right ..................................    9

            7.1        Events Causing Dissolution ...........................................    9

            7.2        Liquidation ..........................................................   10

            7.3        Deficit Capital Accounts .............................................   11

 8.       Books, Records and Accounting .....................................................   11

            8.1        Books and Records ....................................................   11

            8.2        Accounting ...........................................................   11

 9.       Amendment .........................................................................   11

 10.      Miscellaneous .....................................................................   12

            10.1       Further Assurances ...................................................   12

            10.2       Governing Law ........................................................   12

            10.3       Construction .........................................................   12

            10.4       Headings .............................................................   12

            10.5       Exhibits and Schedules ...............................................   12

            10.6       Amendment; Waiver ....................................................   12

            10.7       Heirs, Successors and Assigns ........................................   13

            10.8       Attorneys' Fees ......................................................   13


                                       ii

            10.9       Severability .........................................................   13

            10.10      Notices ..............................................................   13

            10.11      Exit Strategies and Capital Calls ....................................   14

            10.12      Counterparts .........................................................   14




                                       iii